                                                                    EXHIBIT 99.1

                            Supplemental Information
                            ------------------------

On February 12, 2003, Phillips-Van Heusen Corporation ("PVH"), a Delaware corporation, completed the acquisition (the "CKI Acquisition") from Calvin Klein, Barry Schwartz and certain family members and affiliated trusts of all of the issued and outstanding stock of Calvin Klein, Inc., a New York corporation, Calvin Klein (Europe), Inc., a Delaware corporation, Calvin Klein (Europe II) Corp., a Delaware corporation, Calvin Klein Europe S.r.l., a limited liability company organized under the laws of Italy, and CK Service Corp., a Delaware corporation. Calvin Klein, Inc., Calvin Klein (Europe), Inc., Calvin Klein (Europe II) Corp., Calvin Klein Europe S.r.l., and CK Service Corp. collectively are defined as the "CK Companies".

Subsequent to the CKI Acquisition, Calvin Klein, Inc. entered into an agreement with Vestimenta, S.p.A. to license the existing Calvin Klein's men's and women's high-end ready-to-wear collection apparel businesses, commencing with the spring 2004 collection. During the period prior to the license of the businesses, PVH will transfer the operations of the businesses to Vestimenta. During the transition period, PVH expects to continue to incur operating losses in connection with the operation of these businesses. If the 2002 operating results of the men's and women's high-end ready-to-wear collection apparel businesses were to reflect the transactions contemplated by the agreement with Vestimenta, then pro forma total revenues would have been reduced by $17.2 million to $1,559.8 million, depreciation and amortization would not have changed materially, pro forma income before interest and taxes would have increased by $14.1 million to $108.0 million and pro forma net income would have increased by $8.8 million to $46.8 million. As part of the agreement with Vestimenta, Calvin Klein, Inc. will continue to design the collection apparel and, accordingly, design costs, as well as certain marketing costs PVH has agreed to continue, have not been eliminated in calculating these amounts.

PVH generated EBITDA of $94.7 million in fiscal 2002. On a pro forma basis reflecting PVH's acquisition of the CK Companies, PVH would have generated EBITDA of $124.6 million in fiscal 2002.

We have presented EBITDA to enhance your understanding of our operating results. EBITDA represents net income before interest expense, income taxes, depreciation and amortization. EBITDA is provided because it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. You should not construe EBITDA as an alternative to net income as an indicator of operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity, as determined in accordance with generally accepted accounting principles. PVH may calculate EBITDA differently than other companies.

Net income in accordance with generally accepted accounting principles is reconciled to EBITDA as follows:

                                                        2002
                                                -------------------------
                                                Actual          Pro Forma
                                                ------          ---------
                                                      (in thousands)

Net income .................................    $30,437         $37,959
Plus:
Income tax expense .........................     15,869          19,919
Interest expense, net ......................     22,729          35,985
Depreciation and amortization ..............     25,678          30,728
                                                -------        --------

EBITDA .....................................    $94,713        $124,591
                                                =======        ========